Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Capstone Green Energy Corporation on Form S-8 of our report dated June 11, 2021, with respect to our audits of the consolidated financial statements of Capstone Green Energy Corporation as of March 31, 2021 and 2020 and for each of the two years in the period ended March 31, 2021 appearing in the Annual Report on Form 10-K of Capstone Green Energy Corporation for the year ended March 31, 2021.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
September 15, 2021